Boston Scientific Announces Agreement to Acquire
Baylis Medical Company Inc.

Acquisition to add new left heart access platforms to electrophysiology and structural heart portfolios

MARLBOROUGH, Mass., October 6, 2021 – Boston Scientific Corporation (NYSE: BSX) today announced that it has entered into a definitive agreement to acquire Baylis Medical Company Inc. for an upfront payment of $1.75 billion, subject to closing adjustments. The acquisition will expand the Boston Scientific electrophysiology and structural heart product portfolios to include the radiofrequency (RF) NRG® and VersaCross® Transseptal Platforms as well as a family of guidewires, sheaths and dilators used to support left heart access. These platforms have advanced transseptal puncture and are clinically proven to enhance safety, efficacy and efficiency when crossing the atrial septum to deliver therapies in the left side of the heart, such as atrial fibrillation ablation, left atrial appendage closure (LAAC) and mitral valve interventions.i,ii,iii Baylis Medical Company is expected to generate net sales approaching $200 million in 2022, having achieved double-digit year-over-year sales growth during each of the past five years.

“The talented and innovative Baylis Medical Company team, combined with these transseptal platforms, will enhance our efforts to improve procedural efficiencies with physician tools designed to make left atrial access safer and more predictable, with a focus on patient outcomes,” said Mike Mahoney, chairman and chief executive officer, Boston Scientific. “A leader in many of the fastest growing markets in our industry, we believe that Baylis Medical Company will add meaningful revenue, operating income, and new research and development capabilities across multiple Boston Scientific businesses, while complementing existing offerings within our electrophysiology and structural heart portfolios.”

Physicians have traditionally relied on a mechanical needle to pass through the septum and access the left side of the heart, which can present safety concerns and placement challenges based on varying patient anatomy. Rather than relying solely on mechanical force, the Baylis Medical Company platforms facilitate predictable and safe transseptal access by using RF energy – a method shown to increase efficiency, and improve the safety and efficacy of transseptal puncture during left heart procedures.i,ii,iii The new VersaCross platform further streamlines transseptal crossing procedures and therapy delivery by offering the same benefits while eliminating potential wire and sheath exchanges, which may help mitigate risks during procedures.

“As a leading innovator in left heart access solutions, we develop advancements that help physicians deliver critical, high-precision therapies, which raise the standard of care for patients,” said Kris Shah, president, Baylis Medical Company. “We look forward to making these life-changing technologies available to more patients across the globe through the significant commercial reach of Boston Scientific.”

Baylis Medical Company received U.S. Food and Drug Administration (FDA) 510(k) clearance for the NRG platform in 2008 and the technology has since been used in more than one million procedures. The company received FDA 510(k) clearance for the VersaCross platform in 2020. These platforms are complemented by the company’s family of guidewires, sheaths and dilators, which are designed for use in left-sided diagnostic, ablation, mitral and LAAC procedures.

The transaction is anticipated to close in the first quarter of 2022, subject to customary closing conditions, and is expected to be approximately one cent accretive to adjusted earnings per share in 2022 and increasingly accretive thereafter. On a GAAP basis, the transaction is expected to be less accretive, or dilutive as the case may be, in 2022 and less dilutive or increasingly accretive thereafter, as the case may be, due to amortization expense and acquisition-related net charges.

Additional information about this transaction is available on the events and presentations section of the Boston Scientific investor relations website.

About Boston Scientific Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding the financial and business impact of the transaction, product launches and product performance and impact. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; the closing and integration of acquisitions; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACTS:
Laura Aumann
Media Relations
(651) 582-4251
Laura.Aumann@bsci.com

Lauren Tengler
Investor Relations
(508) 683-4479
BSXInvestorRelations@bsci.com

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i Journal of the American Heart Association, September 17, 2003. DOI: 10.1161/JAJA. 113000428
ii Winkle et al. Heart Rhythm, Volume 8, Issue 9, 2011. DOI 10.1016/j.hrthm.2011.04.032
iii Inohara et al. J Interv Card Electrophys, 2021; in press (DOI: 10.1007/s10840-020-00931-7)